Exhibit 99.1

STONE ENERGY CORPORATION

Announces Second Quarter 2013 Results

LAFAYETTE, LA. August 5, 2013

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the second quarter of 2013 and provided updated guidance. Some of the highlights include:

•

Production at 45.4 MBoe (272 MMcfe) per day exceeded the upper end of second quarter guidance, driven by strong Marcellus volumes, early production from the third La Cantera well and an active well work program. This represents a 12% increase when compared to the second quarter of 2012. The production mix was 53% liquids and 47% natural gas.

•	Production from Appalachia averaged 75 MMcfe per day, including 51 MMcf per day of natural gas and 4,000 barrels per day of liquids.

•	The third La Cantera well was placed on production during the second quarter of 2013, increasing the rate from this field to approximately 30 MMcfe per day net production to Stone.

Chairman, President and Chief Executive Officer David Welch stated, “We continue to see the benefit of our strategy to transition from our legacy conventional shelf Gulf of Mexico assets to the higher potential Marcellus shale and GOM deep water. During the second quarter, average production increased to 272 MMcfe per day with the Marcellus shale contributing over 75 MMcfe per day and 16—18 additional wells expected to be brought on production during the second half of 2013. In the deep water, we expect to spud Stone’s first deep water operated well and participate in 2 to 3 non-operated deep water tests in the second half of 2013 as well as having a very exciting portfolio of deep water wells for 2014. With the success in Appalachia and the significant increased activity level in the deep water, we have engaged a financial advisor to market a portion of our conventional shelf, state water and onshore properties. This action is consistent with our long term strategy and will further increase our focus on the higher potential growth areas of the company.”

Financial Results

For the second quarter of 2013, Stone reported net income of $39.0 million, or $0.78 per share, on oil and gas revenue of $243.5 million, compared to net income of $30.5 million, or $0.62 per share, on oil and gas revenue of $220.2 million for the second quarter of 2012. Discretionary cash flow totaled $169.6 million during the second quarter of 2013, as compared to $147.1 million during the second quarter of 2012. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the second quarter of 2013 averaged 45.4 thousand barrels of oil equivalent (MBoe) per day (272 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 40.1 MBoe (241 MMcfe) per day in the first quarter of 2013, and net daily production of 40.5 MBoe (243 MMcfe) per day in the second quarter of 2012. The production mix for the second quarter of 2013 was 43% oil, 10% natural gas liquids (NGL) and 47% natural gas.

Prices realized during the second quarter of 2013 averaged $104.41 per barrel of oil, $27.52 per barrel of NGLs and $4.07 per Mcf of natural gas. Average realized prices for the second quarter of 2012 were $107.74 per barrel of oil, $39.00 per barrel of NGLs and $2.70 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.17 per Mcf and increased the average realized price of oil by $3.02 per barrel in the second quarter of 2013.

Lease operating expenses during the second quarter of 2013 totaled $50.5 million ($12.23 per Boe or $2.04 per Mcfe), compared to $51.6 million ($14.01 per Boe or $2.33 per Mcfe), in the second quarter of 2012.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2013 totaled $86.3 million ($20.88 per Boe or $3.48 per Mcfe), compared to $86.4 million ($23.46 per Boe or $3.91 per Mcfe) in the second quarter of 2012.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) for the second quarter of 2013 were $15.2 million ($3.68 per Boe or $0.61 per Mcfe), compared to $13.1 million ($3.57 per Boe or $0.60 per Mcfe) in the second quarter of 2012.

Capital expenditures before capitalized SG&A and interest during the second quarter of 2013 were approximately $190.4 million, which include $22.5 million of plugging and abandonment expenditures. Additionally, $7.5 million of SG&A expenses and $10.9 million of interest were capitalized during the quarter. During the six months ended June 30, 2013, capital expenditures before capitalized SG&A and interest were approximately $325.8 million, which include $37.3 million of plugging and abandonment expenditures.

As of June 30, 2013 and August 5, 2013, we had no outstanding borrowings under our bank credit facility. In addition, Stone had letters of credit totaling $21.5 million, resulting in $378.5 million available for borrowing based on a borrowing base of $400 million.

Operational Update

Mississippi Canyon 26 – Amethyst (Deep Water). The deep water Amethyst exploration well is currently scheduled to spud in the fourth quarter of 2013. Stone is the operator of the well and currently holds a 100% working interest, although expects to reduce its working interest in the prospect. The well is estimated to take three months to drill.

Pompano Area – Cardona and Cardona South Prospects (Deep Water). Drilling on Stone’s Cardona prospect, located in Mississippi Canyon 29, is expected to commence during the first quarter of 2014 followed by the drilling of the Cardona South well. Stone plans to tie back both wells to the 100% owned Pompano platform with production projected for early 2015. Stone holds a 65% working interest in the Cardona wells and will be the operator. Each well is estimated to take three to four months to drill.

Mississippi Canyon 816 – Taggart (Deep Water). The deep water Taggart exploration well is currently planned to spud in the third quarter of 2013. Stone currently holds a 23% working interest in the prospect, which is operated by LLOG. The well is estimated to take two months to drill.

Mississippi Canyon 983 – San Marcos (Deep Water). The deep water San Marcos exploration well is currently scheduled to spud late in the third quarter of 2013. Stone currently holds a 25% working interest in the prospect, which is operated by Apache Deepwater LLC. The well is estimated to take four months to drill.

Mississippi Canyon 555 – Guadalupe (Deep Water). The deep water Guadalupe exploration well is currently scheduled to spud in late 2013 or early 2014. Stone currently holds a 40% working interest in the prospect, which is operated by Apache Deepwater LLC. The well is estimated to take four months to drill.

Walker Ridge 719 – Phinisi (Deep Water). The deep water Phinisi exploration well is projected to spud either in the fourth quarter of 2013 or the first half of 2014. Stone currently holds a 20% working interest in the prospect, which is operated by ENI. The well is estimated to take four months to drill.

La Cantera (Deep Gas). The third well in the La Cantera field, the Broussard #1 ST #1, was completed and placed on production in June 2013. The well is currently producing approximately 30 MMcfe per day. Combined with the first two wells, current gross production from this field is over 120 MMcfe per day (over 30 MMcfe per day net). Stone holds a 34.6% non-operated working interest in the field.

Appalachian Basin – Marcellus Shale (Drill Program Update). Stone drilled six Marcellus shale wells during the second quarter of 2013 bringing the total to 16 horizontal Marcellus shale wells drilled in the first half of 2013. Stone expects to drill 28 to 30 Marcellus shale wells during 2013. In addition, Stone completed seven Marcellus shale wells during the second quarter of 2013 bringing the total to 15 for the first half of 2013. Stone plans to complete 26 to 30 wells Marcellus shale wells in 2013.

Appalachian Basin – Marcellus Shale (Production Update). During the second quarter of 2013, Stone averaged 75 MMcfe per day (51 MMcf per day of gas and 4,000 barrels per day of liquids) from Stone’s Marcellus shale position. The Williams pipeline, which impacted first quarter volumes, was repaired and pressure restrictions were eliminated, which allowed Stone to restore shut-in production in the Mary field. In addition, 14 wells (11 new and 3 shut-in) in the Heather field were brought online during the second quarter of 2013. Stone expects to bring an additional 16-18 wells in the Mary field online during the second half of 2013.

Appalachian Basin – Upper Devonian Shale. Stone drilled an Upper Devonian horizontal test well in the Mary field during the second quarter of 2013. The well was drilled with a 2,450 foot lateral and completed with 9 stages. The well is expected to be tested and brought online late in 2013.

Conventional Shelf (Drill Program). The Hyena prospect in the Clovelly field in South Louisiana was drilled and completed in the second quarter. Current production from the Hyena well is approximately 300 barrels of oil per day. The ENSCO 81 jack-up rig is drilling on the second well of a four well drilling program that was initiated in May 2013. The Hammerlock prospect located on South Timbalier 100 was found non-productive and abandoned. The second well, the Ship Shoal 113 field Taildancer oil prospect, is currently drilling and is expected to be brought on line in the fourth quarter of 2013. The final two wells of the program are expected to be drilled in the Ship Shoal 113 field during the second half of 2013. In addition, Stone completed hydraulic rig operations on the Main Pass Block 288 A-26 sidetrack #1 well, which is currently producing approximately 400 barrels of oil per day.

Conventional Shelf (Potential Sale). Stone has engaged a financial advisor to market certain of its properties in the Conventional Shelf, state waters, and onshore Louisiana. The potential sale of these properties is subject to market conditions, and there is no assurance that it will be completed, in whole or in part, or by any particular time.

2013 Guidance

Guidance for the third quarter and full year 2013 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Third Quarter	Full Year
Production—MBoe per day	42 – 45	41 – 44
(MMcfe per day)	(252 – 270)	(246 – 264)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$205 – $225
Transportation, processing and gathering (in millions)		$28 – $34
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$55 – $60
Depreciation, Depletion & Amortization (per MBoe)	—	$20.00 – $21.50
(per Mcfe)		$3.35 – $3.60
Corporate Tax Rate (%)	—	35% – 37%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$650

Hedge Position

The following table illustrates our derivative positions for 2013, 2014 and 2015 as of August 5, 2013:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily Volume (MMBtus/d)		Swap Price	Daily Volume (Bbls/d)		Swap Price
2013	10,000		$4.000	2,000	**	$92.35
2013	10,000	*	4.050	1,000		92.80
2013	20,000	**	4.450	2,000	***	94.05
2013	10,000		5.270	1,000		94.45
2013	10,000		5.320	1,000		94.60
2013				1,000		97.15
2013				1,000		101.53
2013				1,000		103.00
2013				1,000		103.15
2013				1,000		104.25
2013				1,000		104.47
2013				1,000		104.50
2013				1,000	†	107.30

2014	10,000		4.000	1,000		90.06
2014	10,000		4.040	1,000		92.25
2014	10,000		4.105	1,000		93.55
2014	10,000		4.190	1,000		94.00
2014	10,000		4.250	1,000		98.00
2014	10,000		4.350	1,000		98.30
2014				1,000		99.65
2014				1,000	†	103.30

2015	10,000		4.005	1,000		90.00
2015	10,000		4.220
2015	10,000		4.255

*	April – December
**	July – December
***	January – June
†	Brent oil contract

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on Tuesday, August 6, 2013 to discuss the operational and financial results for the second quarter of 2013. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells, future financial or operating results and the amount, and timing of any potential divestitures are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, market conditions relating to acquisitions and divestitures and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
FINANCIAL RESULTS
Net income	$39,022	$30,547	$79,780	$81,521
Net income per share	$0.78	$0.62	$1.60	$1.65
PRODUCTION QUANTITIES
Oil (MBbls)	1,767	1,691	3,434	3,553
Gas (MMcf)	11,745	10,422	22,103	20,416
Natural gas liquids (MBbls)	407	253	623	453
Oil, gas and NGLs (MBoe)	4,132	3,681	7,741	7,409
Oil, gas and NGLs (MMcfe)	24,789	22,086	46,445	44,452
AVERAGE DAILY PRODUCTION
Oil (MBbls)	19.4	18.6	19.0	19.5
Gas (MMcf)	129.1	114.5	122.1	112.2
Natural gas liquids (MBbls)	4.5	2.8	3.4	2.5
Oil, gas and NGLs (MBoe)	45.4	40.5	42.8	40.7
Oil, gas and NGLs (MMcfe)	272.4	242.7	256.6	244.2
REVENUE DATA
Oil revenue	$184,498	$182,181	$371,423	$383,939
Gas revenue	47,832	28,146	84,654	57,003
Natural gas liquids revenue	11,200	9,866	20,378	23,318

Total oil, gas and NGL revenue	$243,530	$220,193	$476,455	$464,260
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$101.39	$106.05	$105.28	$108.90
Gas (per Mcf)	3.90	2.07	3.56	2.24
Natural gas liquids (per Bbl)	27.52	39.00	32.71	51.47
Oil, gas and NGLs (per Boe)	57.16	57.27	59.50	61.53
Oil, gas and NGLs (per Mcfe)	9.53	9.54	9.92	10.26
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$104.41	$107.74	$108.16	$108.06
Gas (per Mcf)	4.07	2.70	3.83	2.79
Natural gas liquids (per Bbl)	27.52	39.00	32.71	51.47
Oil, gas and NGLs (per Boe)	58.94	59.82	61.55	62.66
Oil, gas and NGLs (per Mcfe)	9.82	9.97	10.26	10.44
COST DATA
Lease operating expenses	$50,517	$51,555	$103,561	$96,035
Salaries, general and administrative expenses	15,198	13,143	29,150	26,848
DD&A expense on oil and gas properties	86,295	86,357	160,827	170,181
AVERAGE COSTS
Lease operating expenses (per Boe)	$12.23	$14.01	$13.38	$12.96
Lease operating expenses (per Mcfe)	2.04	2.33	2.23	2.16
Salaries, general and administrative expenses (per Boe)	3.68	3.57	3.77	3.62
Salaries, general and administrative expenses (per Mcfe)	0.61	0.60	0.63	0.60
DD&A expense on oil and gas properties (per Boe)	20.88	23.46	20.78	22.97
DD&A expense on oil and gas properties (per Mcfe)	3.48	3.91	3.46	3.83
AVERAGE SHARES OUTSTANDING – Diluted	48,725	48,344	48,691	48,322

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenue:
Oil production	$184,498	$182,181	$371,423	$383,939
Gas production	47,832	28,146	84,654	57,003
Natural gas liquids production	11,200	9,866	20,378	23,318
Other operational income	979	952	1,786	1,842
Derivative income, net	1,368	5,416	147	4,931

Total operating revenue	245,877	226,561	478,388	471,033

Operating expenses:
Lease operating expenses	50,517	51,555	103,561	96,035
Transportation, processing and gathering	8,896	5,492	14,293	9,149
Other operational expense	73	71	145	113
Production taxes	4,091	2,358	6,180	5,736
Depreciation, depletion and amortization	87,209	87,133	162,644	171,708
Accretion expense	8,318	8,255	16,581	16,521
Salaries, general and administrative expenses	15,198	13,143	29,150	26,848
Incentive compensation expense	2,050	2,398	3,481	3,840

Total operating expenses	176,352	170,405	336,035	329,950

Income from operations	69,525	56,156	142,353	141,083

Other (income) expenses:
Interest expense	8,895	7,684	18,530	13,415
Interest income	(115)	(79)	(232)	(110)
Other income, net	(682)	(366)	(1,408)	(786)

Total other expenses	8,098	7,239	16,890	12,519

Income before taxes	61,427	48,917	125,463	128,564

Provision (benefit) for income taxes:
Current	(6,993)	(665)	(10,739)	569
Deferred	29,398	19,035	56,422	46,474

Total income taxes	22,405	18,370	45,683	47,043

Net income	$39,022	$30,547	$79,780	$81,521

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income as reported	$39,022	$30,547	$79,780	$81,521
Reconciling items:
Depreciation, depletion and amortization	87,209	87,133	162,644	171,708
Deferred income tax provision	29,398	19,035	56,422	46,474
Accretion expense	8,318	8,255	16,581	16,521
Stock compensation expense	2,570	2,521	4,866	4,271
Non-cash interest expense	4,140	3,705	8,181	5,278
Other	(1,074)	(4,048)	207	(3,553)

Discretionary cash flow	169,583	147,148	328,681	322,220
Changes in income taxes payable	(6,997)	(1,274)	(16,399)	(3,921)
Settlement of asset retirement obligations	(22,455)	(18,938)	(37,335)	(21,918)
Other working capital changes	(10,924)	3,552	1,026	(46,961)

Net cash provided by operating activities	$129,207	$130,488	$275,973	$249,420

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$226,372	$279,526
Accounts receivable	166,150	167,288
Fair value of hedging contracts	30,053	39,655
Current income tax receivable	26,530	10,027
Deferred taxes	15,653	15,514
Inventory	4,006	4,207
Other current assets	3,872	3,626

Total current assets	472,636	519,843
Oil and gas properties, full cost method of accounting:
Proved	7,478,481	7,244,466
Less: accumulated depreciation, depletion and amortization	(5,671,005)	(5,510,166)

Net proved oil and gas properties	1,807,476	1,734,300
Unevaluated	534,979	447,795
Other property and equipment, net	22,517	22,115
Fair value of hedging contracts	13,221	9,199
Other assets, net	55,066	43,179

Total assets	$2,905,895	$2,776,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$93,965	$94,361
Undistributed oil and gas proceeds	27,280	23,414
Accrued interest	18,059	18,546
Fair value of hedging contracts	1,880	149
Asset retirement obligations	63,646	66,260
Other current liabilities	9,705	16,765

Total current liabilities	214,535	219,495
8 5/8% Senior Notes due 2017	375,000	375,000
7 1/2% Senior Notes due 2022	300,000	300,000
1 3/4% Senior Convertible Notes due 2017*	245,485	239,126
Deferred taxes	366,077	310,830
Asset retirement obligations	420,417	422,042
Fair value of hedging contracts	436	1,530
Other long-term liabilities	32,909	36,275

Total liabilities	1,954,859	1,904,298

Common stock	487	484
Treasury stock	(860)	(860)
Additional paid-in capital	1,389,898	1,386,475
Accumulated deficit	(463,019)	(542,799)
Accumulated other comprehensive income	24,530	28,833

Total stockholders’ equity	951,036	872,133

Total liabilities and stockholders’ equity	$2,905,895	$2,776,431

*	Face value of $300 million